Exhibit 1.     Form of Stock Purchase Agreement.

                            SHARE PURCHASE AGREEMENT
                            ------------------------


This Share Purchase Agreement (the "Agreement") is made and entered into on _______ day of July, 2003, by and between:

Israel Aircraft Industries Ltd., an Israeli company, having its principal office at Ben-Gurion International Airport, 70100, Israel (hereinafter the "Seller" or "IAI")

                                                               of the first part
                                                               -----------------

and

Mira Mag Inc., a company incorporated in Liberia, having its principal office at 80 Broad Street, Monrovia, Liberia (hereinafter: "Mira Mag")

                                                             of the second part
                                                             ------------------

WHEREAS IAI is sole and lawful owner of 914,516 (nine hundred fourteen thousand and five hundred and sixteen) Ordinary Shares of Magal Security Systems Ltd. ("Magal" or the "Company"), NIS.1.00 par value each, constituting 11.88% of the issued and outstanding share capital of the Company (such 914,516 Ordinary Shares, the "Shares" or "IAI Shares"); and

WHEREAS Mira Mag, is the registered owner of 3,265,582 Ordinary Shares of the Company, constituting 42.43% of the Company's issued and outstanding share capital, part of which are being held through third parties, and

WHEREAS IAI and Mira Mag are parties to Shareholders Agreement dated as of May 1995 (the "Voting Agreement"), concerning, among other things, voting agreement regarding the election of directors at the Annual General Meeting of the Company, and

WHEREAS IAI desires to sell all IAI shares to Mira Mag and Mira Mag is desirous to purchase the IAI Shares from IAI, as aforesaid, "as is" (except as provided in Clause 3 hereunder), all in accordance with and subject to the terms and conditions more fully set forth in this Agreement;


NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.          The Preamble, Annexes & Headings
            --------------------------------

1.1. The Preamble to this Agreement forms an integral part hereof and shall be binding upon the parties as the Agreement itself.

1.2. The Annexes, Appendices, Schedules and any other Attachments to this Agreement shall constitute an integral part hereof.

1.3. The headings of the Sections in this Agreement are for convenience of reference only and shall not affect or limit in any way the interpretation or construction of the provisions of this Agreement.

2.          Purchase of Shares
            ------------------

2.1. Subject to the terms and conditions hereof, IAI shall sell to Mira Mag the Shares, and Mira Mag shall purchase from IAI the Shares, at a price of Seven United States Dollars (US$7.-) per Share (the "Price Per Share") so that the price for the Shares shall be US$6,401,612. - (six million, four hundred and one thousand, six hundred and twelve United States Dollars) (the "Purchase Price") all to be paid in accordance with the provisions of this Agreement.

2.2. The Shares are being sold to Mira Mag "as is", i.e. notwithstanding the condition of the Shares and/or of the Company and/or any other matter except for those representations and warranties made by IAI in Clause 3 hereunder.

2.3. It is hereby clarified, further, that the IAI Shares sold hereunder include all of IAI's holdings in Magal, i.e. - the 887,880 ordinary shares currently registered on the name of IAI with the Israeli Companies' Registrar (the "Registrar"), the 26,636 Bonus Shares that have been allotted by Magal to IAI but are not yet registered with the Registrar in IAI's name, as mentioned in Clause 4.1.2 hereunder and all dividends, and other securities that may be issued with respect to the IAI Shares upon any share split, share dividend, recapitalization, merger, consolidation or similar events (collectively, the "Related Distributions"). It is hereby agreed that the Purchase Price shall not be changed as a result of any issuance or payment of Related Distributions following the date hereof.

2.4. It is hereby agreed that as of the payment of the respective portion of the Purchase Price (including the Remainder Payments, as such term is defined below) to IAI in accordance with Article 5.2.2(c) below, all the respective rights and privileges attached to the applicable respective portion of the IAI Shares and to the Related distributions attributable thereto, including without limitations, the voting rights and the right to receive dividends whether such dividends are declared or undeclared shall belong to Mira Mag.

3.          Representations and Warranties by IAI
            -------------------------------------

                   Without derogating  anything from Clause 44 below, IAI hereby represents and warrants as follows:

3.1. Subject to Clauses 4.1.2 and 4.1.3 below, IAI is the sole lawful owner, beneficially and of record, of all IAI Shares.

3.2. IAI Shares, including the Bonus Shares, are fully paid and non-assessable.

3.3. At and as of the Closing, and at and as of the payment of each of the Remainder Payment and the delivery of the applicable portion of the Deposited Shares and the

            Related Distributions in respect thereto the IAI Shares shall be free and clear of any options, first refusal rights, voting trust and other voting agreements, and of all liens, claims, charges, encumbrances and/or other third party rights of any kind whatsoever.

3.4. This Agreement, when executed and delivered by IAI, will constitute the valid, binding and enforceable obligations of IAI.

3.5. The execution, delivery and performance of the obligations of IAI hereunder have been (or will be at the Closing Date or prior thereto) duly authorized by all necessary corporate action of IAI.

4.          Representation  and  Warranties by Mira Mag
            -------------------------------------------

4.1.         Mira Mag hereby represents and warrants as follows:

          (a) Save as stipulated in Clause 3 above, Mira Mag hereby waives any right to receive any representation and/or warranty from IAI, and is entering into this Agreement solely in reliance on the information and data known to it based on its acquaintance of and involvement with the Company's business, activities, prospects, condition and standing (both legal and financial). In this regard, it is clarified that Mira Mag: (i) is directly and indirectly, the holder of about 42.43% of the Company's issued and outstanding share capital; and, (ii) has designated 2 (two) representatives who are acting as Directors in the Board of Directors of the Company; and thus, Mira Mag is acquainted and well informed and updated with the Company's business, activities and valuation.

          (b) Mira Mag is aware that the Company has issued and allotted bonus shares to its shareholders pursuant to a resolution of the Board of Directors of the Company dated May 7, 2002 and the approval of the shareholders of the Company on July 17, 2002, (in this Agreement, the "Bonus Shares") which have not been registered with the Registrar. Thus, said registration does not reflect the current holdings of IAI in the Company. However, IAI does not warrant nor makes any representation or undertaking as to the allotment and/or registration of said Bonus Shares, except that it holds share certificate representing such Bonus Shares and that it is aware, as a shareholder of the Company that has one
               (1) representative nominated as a member of the Board of Directors of the Company, that such allotment was duly approved by the Board of Directors of the Company and its shareholders.


          (c) In addition, Mira Mag is aware that the Company has purchased all the deferred shares from its shareholders and thus, the current registration of the ownership of the deferred shares by the Company's shareholders at the Registrar, including IAI, does not reflect the actual shareholdings of IAI, and such deferred shares are not included in the IAI Shares.

          (d) No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or other persons or entity is required that has not been, or will not have been, obtained by Mira Mag prior to the Closing in order to effect the valid execution, delivery and performance of this Agreement.

          (e) This Agreement, when executed and delivered by Mira Mag will constitute the valid, binding and enforceable obligations of Mira Mag.

          (f) The execution, delivery and performance of the obligations of Mira Mag hereunder have been (or will be at the Closing Date or prior thereto) duly authorized by all necessary corporate action of Mira Mag.

5.          Closing of Purchase
            -------------------

5.1.    Closing

            The transfer of the Shares from IAI to Mira Mag, the purchase thereof by it and the registration of the Shares in the name of Mira Mag, in the register of members of the Company, shall take place at a closing (the "Closing") to be held at such place, time and date as shall be mutually agreed by the parties (the "Closing Date"), provided however, that the Closing Date shall be no later than August 15, 2003, unless all the parties have otherwise agreed. Each party shall make its best efforts to cause the receipt of all the documents and the adoption of all resolutions required for the Closing as soon as possible in order to antedate the Closing Date.

5.2.    Acts and Deeds at Closing

            At the Closing, the acts and deeds hereinafter set forth shall take place, which acts and deeds shall be deemed to take place simultaneously and no act or deed by any Party shall be deemed to have been completed or any document delivered until all such acts and deeds have been completed and all required documents delivered.

(a)         At the Closing IAI shall:

          (a) Deliver to Mira Mag a duly executed "medallion guaranteed" share transfer deed covering 743,088 Shares (the "First Shares", in the form attached hereto as Schedule 5.2.1(a).

          (b) Surrender to the Company the Shares Certificate in respect of the First Shares, which were issued by the Company to IAI.

          (c) Deliver to the Company a letter of resignation signed by Mr. Jacob Nuss ("IAI's Director") according to which he resigns from his office as a Director of the Company in effect from the Closing Date, in the form attached hereto as Schedule 5.2.1(c).

          (d) Execute a termination notice of the Voting Agreement in the form attached hereto as Schedule 5.2.1(d) (the "Termination Notice").

          (e) Sign and execute the Escrow Agreement (as defined below), cause the Escrow Agent (as such term is defined below) to execute such Escrow Agreement and deliver the executed Escrow Agreement to Mira Mag.

          (f) Deposit with the Escrow Agent, three (3) "medallion Guaranteed" Share Transfer Deeds with respect to the Deposited Shares (as such term is defined below), each in the form attached as Schedules (a)(a) hereto, duly executed by IAI as the transferor;

(b)         At the Closing Mira Mag shall:

          (a) Execute the share transfer deed in respect of the First Shares as the transferee thereof (Schedule (a)(a) hereunder).

          (b)  Execute the Termination Notice.

          (c) Pay to IAI the price for the First Shares, in the amount of US$ 5,201,616 (five million, two hundred and one thousand, six hundred and sixteen United States Dollars) by wire transfer or banker's check, as shall be mutually agreed between IAI and Mira Mag prior to the Closing, in freely transferable United States Dollars, and subject to the provisions of Section 8 hereof, without making any reduction for any withholding or other taxes or charges of any kind.

               The remainder of the Purchase Price in the amount of $1,200,000.- (one million and two hundred thousand United States Dollars) (the "Remainder") shall be paid in three consecutive payments as follows: US$ 300,000 on 31.12.03 (the "First Payment"), US$ 300,000 on 30.4.04 (the "Second Payment") and US$ 600,000 on
               31.7.04 (the "Third Payment" and together with the First Payment and the Second Payment, the "Remainder Payments"). Each of the said Remainder Payments shall be made by wire transfer, in freely transferable United States Dollars and subject to the provisions of Section 8 hereof, without making any reduction for any withholding or other taxes or charges of any kind, against the deposit of the applicable Deposited Certificate and Share Transfer Deed with a bank designated in writing by Mira Mag (or any third party nominated by Mira Mag) immediately prior to such payment, against and subject thereto.

          (d)  Execute the Escrow Agreement.

          (e) Deliver to IAI a duly completed and executed notice of the transfer of the First Shares as described herein to the Registrar in the form attached hereto as Schedule 5.2.3(e), prepared for immediate filing thereof with the Registrar.

          (f) Deliver to IAI a duly completed and executed notice to the Registrar of the change in the Company's Board of Directors according to which IAI's Director has resigned from his office as such in the form attached hereto as Schedule 5.2.3(f), prepared for immediate filing with the Registrar.

6.          The Escrow Agent
            ----------------

6.1. In order to secure the payment of the Remainder by Mira Mag, the share certificates and the share transfer deeds relating to 171,428 (one hundred seventy one thousand, four hundred and twenty eight) shares out of the Shares (in this Agreement, the "Deposited Shares") shall be deposited, at the Closing, by IAI, and held in trust by Mr. Yaacov Galazan, Adv., IAI's V.P. & General Counsel, who shall act as Escrow Agent for IAI and Mira Mag (in this Agreement, the "Escrow Agent"). Pursuant to the above, at the Closing IAI shall transfer and deposit with the Escrow Agent: (i) three (3) Share Certificates with respect to the Deposited Shares, two (2) of which representing 42,857 (forty two thousand eight hundred and fifty seven) Shares each and one (1) representing 85,714 (eighty five thousand, seven hundred and fourteen) Shares (each a "Deposited Certificate" and collectively, the "Deposited Certificates"); and (ii) Three (3) "medallion guaranteed" Share Transfer Deeds regarding the Deposited Shares duly executed by IAI.

6.2. The Escrow Agent shall act with regard to the Deposited Certificates and the above mentioned Share Transfer Deeds in accordance with the provisions of the Escrow Agreement attached as Schedule 6.2 hereto (the "Escrow Agreement"), which shall include, inter alia, the following provisions:

          (a) Against the payment of each Remainder Payment made in accordance with Clause 5.2.2(c) above, the Escrow Agent shall deliver to Mira Mag (or in accordance with Mira Mag's instructions): (i) the respective Deposited Certificate and any dividends (if any) and/or certificates and/or other documents representing the Related Distributions (if any) received by IAI in connection with the Deposited Shares represented by such Deposited Certificate;
               (ii) the applicable Share Transfer Deed in respect of the applicable Deposited Shares and all Related Distributions paid in connection thereto (if any); and (iii) a Compliance Certificate in the form attached as Schedule 6.2.1 hereto, in respect of the applicable Deposited Shares, duly executed by IAI.

          (b) If Mira Mag shall fail to pay one or more of the Remainder Payments within 14 days of the due date thereof, the Escrow Agent shall transfer, after such 14 days period, all the Deposited Shares held by him at such time to IAI or in accordance to its instruction.

          (c) As long as the Escrow Agent holds the Deposited Certificates and the Deposited Shares' Share Transfer Deeds in trust for Mira Mag, IAI shall vote with such Deposited Shares in accordance with the recommendation of the Board of Directors of the Company.

6.3. It is hereby expressly agreed that the transfer of the Deposited Shares (or any part thereof, as may be applicable) by the Escrow Agent to IAI pursuant to the provisions of the Section 6.2.2 above and the Escrow Agreement is the sole remedy that IAI shall have in the event that Mira Mag shall fail to pay one or more of the Remainder Payments and IAI shall not be entitled to take any other action or receive any other remedy (including without limitations, any and all actions and remedies provided by any applicable law) against Mira Mag for recovery of such unpaid Remainder Payments.

7.      Conditions of Closing
        ---------------------

      The obligations of the parties to act as specified in Sections 5 and 6 hereof, are subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by all parties' consent. Each party will use all reasonable efforts to arrange for the satisfaction of each of the following conditions that are within its control:

7.1. All covenants, agreements, conditions contained in this Agreement to be performed or complied with by the parties prior to the Closing shall have been performed or complied with by them prior to or at the Closing.

7.2. The parties shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to transfer the Shares to be purchased by Mira Mag at or after the Closing (in accordance with Article 5.2(b)(c) above).

7.3. All of the documents to be delivered pursuant to Section 5 above shall have been delivered. 7.4. All corporate and other proceedings in connection with transactions contemplated by this Agreement, have been obtained prior to the Closing.

8.      Taxation
        --------

       All taxes, impositions and other duties whatsoever that shall be due as a result of and/or in connection with this Agreement and/or the transaction contemplated herein (if any), shall be borne and paid by the party obliged to pay same in accordance with the applicable law.

      At or before the Closing IAI shall deliver to Mira Mag a certificate issued by the Israeli. Tax Authorities approving that the payment of the Purchase Price is not subject to withholding tax and/or that Mira Mag is excused from its duty to deduct withholding tax from said payments (in any wording of similar import). Subject to the receipt of the abovementioned certificate by Mira Mag, the Purchase Price shall be paid by Mira Mag to IAI in full, free and clear of any and all deductions, withholding taxes, other taxes, levies, duties, assessments, or charges.

      If Mira Mag shall not receive the abovementioned Tax Authorities' certificate at or before the Closing, it shall pay the Purchase Price to IAI while deducting or withholding such withholding tax or other deductions as shall be required by the applicable law.

9.      Miscellaneous
        -------------

9.1.    Further Assurances

         Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

         Mira Mag undertakes to overlook and make its best efforts to cause the Company to timely make all reports and filings resulting from the transactions contemplated herein as may be required under any applicable law (including such reports and filings required by and/or on behalf of IAI and/or Mira Mag) and that the cost of making such reports and filing shall be borne solely by the Company.

9.2.        Entire Agreement; Amendment and Waiver

(a) This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of both of the parties to this Agreement.

(b) The provisions of this Agreement shall govern the relationship between the parties thereto and in any case of non-compatibility with any other instrument, including the Company's Articles of Association, the parties shall be bound by the provisions of this Agreement.

9.3.        Delays or Omissions

         No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any rights, powers or remedies accruing in connection with any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

9.4.    Severability

         If any provision of this Agreement shall be found or be held to be invalid or unenforceable, the meaning of such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party hereto. In such event, the parties shall use their best efforts to negotiate in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effectuates the parties' intent in entering into this Agreement.

9.5.    Governing Law and Jurisdiction

            This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved solely and exclusively in the Tel Aviv - Jaffa competent Courts, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

9.6.    Counterparts

            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

10.     Termination prior to Closing
        ---------------------------\

      The parties hereto agree, that this Agreement may be terminated, and the transactions contemplated hereby abandoned, if by September 30, 2003, the Closing will not have been completed (provided, however, that such failure was not directly caused by any act or default of either party). Upon termination of this Agreement under this Clause 10, the parties shall be released from all obligations arising under this Agreement.

11.     Notices
        -------

      All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing in the English language and shall be mailed by registered mail, or otherwise delivered by air courier, by hand or by messenger, addressed to such party's address as set forth in the Preamble of this Agreement or at such other address as the party shall notify each other party in writing as provided below.
      Any notice sent in accordance with this Section shall be effective (i) if mailed, seven (7) business days after mailing; (ii) if sent by air courier, two (2) business days after being sent; and (iii) if sent by messenger, upon delivery. Notwithstanding anything to the contrary above, any notice of change of address shall only be valid upon receipt.

      THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth:


                  ISRAEL AIRCRAFT INDUSTRIES LTD.

                  Name:      _________________
                  Title: _____________________
                  Signature: _________________
                  Name:      _________________
                  Title: _____________________
                  Signature: _________________


                  MIRA MAG INC.

                  Name:      _________________
                  Title: _____________________
                  Signature: _________________

                               Schedule 5.2(a)(a)
                               ------------------

                               SHARE TRANSFER DEED
                               -------------------
                                     FOR THE
                                     -------
                                  FIRST SHARES
                                  ------------



We, Israel Aircraft Industries Ltd., of Ben-Gurion International Airport, 70100 Israel, hereby transfer to Mira Mag Inc. of _________________, (hereinafter called the "Transferee"), 743,088 (seven hundred and forty three thousand, and eighty eight) Ordinary Shares having a nominal value of NIS 1.00 in the Company called Magal Security Systems Ltd., Reg. No. 52-003892-8, to hold unto the said transferee, its executors, administrators, and assigns, subject to the several conditions on which we held the same at the time of the execution hereof; and we, the said Transferee, do hereby agree to take the said shares subject to the conditions aforesaid.

As witness we have hereunto set our hands the ____ day of _______, 2003.



---------------------                       ------------------------
Mira Mag Inc.                                    Israel Aircraft Industries Ltd.
(Transferee)                                              (Transferor)



----------------------                      ------------------------
Witness to the transferee's                        Witness to the transferor's
signature                                                 signature

-------------------                         ------------------------
Address of Witness                                        Address of Witness

                               Schedule 5.2.1(c)
                               -----------------

                               RESIGNATION LETTER
                               ------------------



Magal Security Systems Ltd.
17 Altalef St.,
P.O.Box 70,
Yahud 56216,
Israel


Dear Sirs,
                    Re: Resignation from Office as a Director

1. Please be advised that I, Jacob Nuss, hereby resign from my office as a director in the board of directors of your company (Magal Security Systems Ltd., Reg. No. 52-003892-8).
2.    My resignation shall become effective on ______, 2003.


                             Signature: ____________
                             Date: ________________

                               Schedule 5.2.1 (c)
                               ------------------


                    SHAREHOLDERS AGREEMENT TERMINATION NOTICE
                    -----------------------------------------


Made and entered into on _______ day of _____________, 2003, by and between:

Israel Aircraft Industries Ltd., an Israeli company, having its principal office at Ben-Gurion International Airport, 70100, Israel (hereinafter: "IAI")

                                                               of the first part
                                                               -----------------
and

Mira Mag Inc., a company incorporated in Liberia, having its principal office at _______________ (hereinafter: "Mira Mag")
                                                              of the second part
                                                              ------------------


Whereas during 1995 IAI and Mira Mag have entered into a Shareholders Agreement (the "Shareholders Agreement") regarding their mutual rights and obligations as shareholders of Magal Security Systems Ltd.(hereinafter:
         "Magal"); and

Whereas IAI is selling all its holdings in Magal to Mira Mag, and in the frame of the above transaction the parties have agreed to terminate the Shareholders Agreement;


NOW THEREFORE, the parties hereby agree as follows:

1.    The Shareholders Agreement is hereby terminated.

2. Upon signing of this termination notice, the Shareholders Agreement becomes null and void and shall have no affect whatsoever.

3. Neither party has no claim nor demand of any kind whatsoever towards the other party in connection with and/or as a result of the cancellation and termination of the Shareholders Agreement.

4. Each party hereby irrevocably waives any and all of its rights (if and to the extant applicable) under said Shareholders Agreement, including, without limitation, rights of first refusal, pre-emptive rights, anti-dilution rights and/or any other right of whatever kind and nature.



IN WITNESS WHEREOF the parties have signed this termination notice this __ day of ______ 2003:

                  ISRAEL AIRCRAFT INDUSTRIES LTD.

                  By: ______________________
                  Title: _____________________
                  Signature: _________________

                  By: ______________________
                  Title: _____________________
                  Signature: _________________



                  MIRA MAG INC.

                  By: ______________________
                  Title: _____________________
                  Signature: _________________

                               Schedule 5.2.1(f)
                               -----------------

                               SHARE TRANSFER DEED
                               -------------------
                                     FOR THE
                                     -------
                                DEPOSITED SHARES
                                ----------------



We, Israel Aircraft Industries Ltd., of Ben-Gurion International Airport, 70100 Israel, hereby transfer to ________________________ of _____________
______________, (hereinafter called the "Transferee"), ________ (_________________) Ordinary Shares having a nominal value of NIS 1.00 in the Company called Magal Security Systems Ltd., Reg. No. 52-003892-8, to hold unto the said transferee, its executors, administrators, and assigns, subject to the several conditions on which we held the same at the time of the execution hereof; and I, the said Transferee, do hereby agree to take the said shares subject to the conditions aforesaid.

As witness we have hereunto set our hands at the date stipulated below:



------------------------                   ------------------------
                                                Israel Aircraft Industries Ltd.
(Transferee)                                             (Transferor)

Date: _____________.                       Date: July ____, 2003.


----------------------                     ------------------------
Witness to the transferee's                       Witness to the transferor's
signature                                                signature

-------------------                        ------------------------
Address of Witness                                       Address of Witness

                                Schedule 5.2.2(e)
                                -----------------


                          NOTICE OF TRANSFER OF SHARES
                          ----------------------------

                                Schedule 5.2.2(f)
                                -----------------


              NOTICE OF CHANGE IN THE COMPANY'S BOARD OF DIRECTORS
              ----------------------------------------------------

                                  Schedule 6.2
                                  ------------


                                ESCROW AGREEMENT
                                ----------------

                                 Schedule 6.2.1
                                 --------------


                             COMPLIANCE CERTIFICATE
                             ----------------------


      ____________, 200_


     To Mira Mag Inc., the purchaser of IAI Shares in Magal Security Systems Ltd. (the "Company"), pursuant to the Share Purchase Agreement made as of July ___, 2003 (the "Agreement").

      Gentlemen:

     Pursuant to Section 6.2.1 of the Agreement, Israel Aircraft Industries Ltd. ("IAI") hereby certifies that as of the date hereof:

      1. The representations and warranties made by IAI in Article 3 of the Agreement, as far as same are relating to the applicable portion of the Deposited Shares (as such term is defined in the Agreement) being transferred to you as of the date hereof, are true and correct with the same force and effect as though the same were made on and as of the date hereof.

      2. All covenants, agreements, acts, undertakings and conditions contained in the Agreement to be performed or complied with by IAI at or prior to Closing have been duly performed or complied with in all respects.



Very truly yours,


--------------------------
Israel Aircraft Industries Ltd.